UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):
July 9, 2008 (July 9, 2008)

Rite Aid Corporation
(Exact name of registrant as specified in its charter)

Delaware	1-5742	23-1614034
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

30 Hunter Lane, Camp Hill, Pennsylvania 17011
(Address of principal executive offices, including zip code)

(717) 761-2633
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01                      Regulation FD Disclosure.

On July 9, 2008, Rite Aid Corporation announced that, consistent with Rite Aid’s previous disclosure that charges from the Refinancing (as defined in Item 8.01) could impact net loss, the company revised its net loss and net loss per share guidance for fiscal 2009. The Refinancing increases interest expense by approximately $5 million and increases loss due to debt modifications and retirements by approximately $35 million. As a result, the company said it expects the net loss to be between $300 million and $415 million and diluted loss per share to be between $.39 and $.52 per share as compared to previous guidance of a net loss of between $260 million and $375 million or a loss per diluted share of $.34 to $.48.  The company said that charges from the Refinancing had no impact on its previously announced sales, same store sales and adjusted EBITDA guidance.

The press release is attached hereto as Exhibit 99.1 and is incorporated into this Item 7.01 by reference. The announcement includes a non-GAAP financial measure, "adjusted EBITDA." Rite Aid defines as adjusted EBITDA net income (loss) from operations excluding the impact of income taxes, interest expense, depreciation and amortization, LIFO adjustments, charges or credits for store closing and impairment, inventory write-downs related to closed stores, stock-based compensation expense, debt modifications and retirements, sales of assets and investments, and other non-recurring items. Rite Aid references this non-GAAP financial measure frequently in its decision-making because it provides supplemental information that facilitates internal comparisons to historical operating performance of prior periods and external comparisons to competitors' historical operating performance. In addition, incentive compensation is based on adjusted EBITDA and Rite Aid bases its forward-looking estimates on adjusted EBITDA to facilitate quantification of planned business activities and enhance subsequent follow-up with comparisons of actual to planned adjusted EBITDA. Rite Aid included this non-GAAP financial measure in order to provide transparency to investors and enable investors to better compare our operating performance with the operating performance of its competitors.

Item 8.01.                      Other Events.

Rite Aid also announced today that it has completed its previously announced Refinancing that includes a new $350 million senior secured term loan due 2014 (the "Tranche 3 Term Loan") and $470 million of new 10.375% senior secured notes due 2016 (the "New Notes").  The company said it used the proceeds from the Tranche 3 Term Loan and the New Notes to fund tender offers and consent solicitations of the company’s 8.125% senior secured notes due 2010, 9.25% senior notes due 2013 and 7.5% senior secured notes due 2015 (the "Tender Offers" and, collectively with the Tranche 3 Term Loan and the New Notes, the "Refinancing").

Rite Aid announced that approximately $348.9 million aggregate principal amount of its 8.125% senior secured notes due 2010 (CUSIP 767754BFO), approximately $144.0 million of its 9.25% senior notes due 2013 (CUSIP 767754BH6) and approximately $199.6 million aggregate principal amount of its 7.5% senior secured notes due 2015 (CUSIP 767754BK9) have been tendered and accepted for payment.  This represents approximately 96.9% of the outstanding 2010 notes, approximately 95.9% of the outstanding 2013 notes and approximately 99.7% of the outstanding 2015 notes. Rite Aid also delivered notice that it has called for redemption and discharge of all remaining 2015 notes.

The previously announced proposed amendments to the indentures governing the 2010, 2013 and 2015 notes (which eliminate or modify substantially all restrictive covenants and certain events of default, release the subsidiary guarantees under the 2010, 2013 and the 2015 notes and release all the collateral securing the obligations of the subsidiary guarantors under the 2010 and 2015 notes), became effective upon closing of the Tender Offers.

Rite Aid announced that the Refinancing increases its expected interest expense for fiscal 2009 by $5 million in fiscal 2009 and increases the loss on debt modifications and retirements by approximately $35 million.

Item 9.01.                      Financial Statements and Exhibits.

(c) Exhibits.

99.1           Press Release, dated July 9, 2008, furnished herein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

Date: July 9, 2008	By:	/s/ Robert B. Sari
Name: Robert B. Sari
Title: Executive Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release, dated July 9, 2008, furnished herein.